Exhibit 99.1

NeuroBo Pharmaceuticals, Inc. Compliant with All Applicable Nasdaq Listing Criteria

BOSTON, MA, September 29, 2022 – NeuroBo Pharmaceuticals, Inc. (“NeuroBo”) (Nasdaq: NRBO) today announced that on September 27, 2022, NeuroBo received formal notice from the Listing Qualifications Staff of The Nasdaq Stock Market LLC indicating that NeuroBo has evidenced full compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) and otherwise satisfies all other applicable criteria for continued listing on The Nasdaq Capital Market. As a result, the listing matter has been closed.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc., is a clinical-stage biotechnology company historically focused on therapies for neurodegenerative and infectious diseases. On September 14, 2022, NeuroBo entered into a license agreement with Dong-A ST Co. Ltd. and, if closing conditions are satisfied and the license agreement closes, NeuroBo will pursue therapies for cardiometabolic diseases. Its therapeutics programs currently include ANA001, an oral niclosamide formulation, which is in Phase 2/3 clinical trials to treat patients with moderate coronavirus disease (COVID-19); NB-01 for the treatment of painful diabetic neuropathy; NB-02 for the treatment of symptoms of cognitive impairment and to modify the progression of neurodegenerative diseases associated with the malfunction of tau protein; and gemcabene currently being assessed as an acute treatment for COVID-19 in combination with ANA001.

NeuroBo Pharmaceuticals, Inc. is headquartered in Boston, Massachusetts. For more information, please visit www.neurobopharma.com.

Forward Looking Statements

Any statements in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding NeuroBo’s continued compliance with the Nasdaq listing rules and the license agreement between NeuroBo and Dong-A ST Co. Ltd., NeuroBo’s ability to meet the conditions to closing of the license agreement, clinical development activities, the timeline for, and results of, clinical trials, regulatory submissions, and potential regulatory approval and commercialization of its current and future product candidates. Forward-looking statements are usually identified by the use of words, such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “may,” “potential,” “will,” “could” and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks. Please refer to NeuroBo’s most recent annual report on Form 10-K, as well as NeuroBo’s subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release. In addition, the forward-looking statements included in this press release represent NeuroBo’s views as of the date hereof. NeuroBo anticipates that subsequent events and developments will cause its views to change. However, while NeuroBo may elect to update these forward-looking statements at some point in the future, NeuroBo specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing NeuroBo’s views as of any date subsequent to the date hereof.

Contacts

Investors & Media:

NeuroBo Pharmaceuticals, Inc.

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com